Exhibit 99.1

TransEnterix, Inc. Reports Operating Results for the Fourth Quarter and Full Year 2014

RESEARCH TRIANGLE PARK, N.C., — (BUSINESS WIRE) — TransEnterix, Inc. (NYSE MKT: TRXC), a medical device company that is pioneering the use of robotics and flexible instruments to improve minimally invasive surgery, today announced its operating and financial results for the fourth quarter and full year 2014. TransEnterix filed its Form 10-K for the year ended December 31, 2014 on Friday, February 20, 2015.

2014 Operating Highlights

•	Uplisted and began trading on NYSE MKT Market

•	Completed public offering of common stock, raising $52.4 million, net of issuance costs

•	Filed pre-submission documentation with FDA regarding the SurgiBot™ System

•	Completed 14 pre-clinical robotic surgical procedures using the SurgiBot System

•	Performed first human cases using SPIDER Flex Ligating Shears

•	Expanded loan agreement with Oxford Finance LLC and Silicon Valley Bank

“We continue to make solid progress towards our 510(k) submission for the SurgiBot System. We recently increased the frequency of our pre-clinical cases and have completed multiple general surgery and urology procedures using SurgiBot in the porcine model,” said Todd M. Pope, President and Chief Executive Officer of TransEnterix. “We remain on track to submit our 510(k) in mid-2015 and continue to focus on our goal to commercialize the first patient-side robotic surgery system following FDA clearance.”

For the three months ended December 31, 2014, the Company reported a net loss of $8.1 million, or $0.13 per share, including research and development expenses of $6.0 million, sales and marketing expenses of $0.4 million, and general and administrative expenses of $1.1 million. Operating expenses were primarily associated with the development of the SurgiBot System. For the full year ended December 31, 2014, the Company reported a net loss of $37.7 million, or $0.64 per share. On December 31, 2014, the Company’s cash and cash equivalents totaled $34.8 million.

Conference Call

TransEnterix, Inc. will host a conference call on Tuesday, February 24, 2015 at 8:30 AM ET to discuss its 2014 fourth quarter and full year operating and financial results. To listen to the conference call on your telephone, please dial (888) 438-5449 for domestic callers or (719) 325-2142 for international callers approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link http://ir.transenterix.com/events.cfm. The replay will be available on the Company’s website.

About SurgiBot

The SurgiBot™ system, currently in development, is a minimally invasive, patient-side robotic surgery system. The system utilizes flexible instruments through articulating channels controlled directly by the surgeon, with robotic assistance, at the patient’s bedside. The flexible nature of the system allows for multiple instruments to be introduced and deployed through a single incision. The SurgiBot system has not been cleared by the FDA for use the in United States.

About TransEnterix

TransEnterix is a medical device company that is pioneering the use of robotics and flexible instruments to improve minimally invasive surgery. The company is focused on the development and commercialization of the SurgiBot™ system, a minimally invasive surgical robotic system that allows the surgeon to be patient-side within the sterile field. For more information, visit the company’s website at www.transenterix.com.

Forward Looking Statements

This press release includes statements relating to the SurgiBot system, our flexible energy device and our current regulatory and commercialization plans for these products. These statements and other statements regarding our future plans and goals constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, whether the SurgiBot system’s 510(k) application(s) will be will be submitted by mid-2015 or cleared by the U.S. FDA, the pace of adoption of our products by surgeons, the success and market opportunity of our products, most notably the SurgiBot system, the effect on our business of existing and new regulatory requirements, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 20, 2015, and other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:
Westwicke Partners

Mark Klausner, 443-213-0501
transenterix@westwicke.com

Media Contact:
TransEnterix, Inc.

Mohan Nathan, 919-917-6559
mnathan@transenterix.com

TransEnterix, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(unaudited)
(in thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013

Sales	$134	$219	$401	$1,431
Operating Expenses
Cost of goods sold	435	714	1,095	4,810
Research and development	5,984	4,845	27,944	12,700
Sales and marketing	404	453	1,727	1,943
General and administrative	1,111	1,556	6,244	4,221
Impairment loss on property and equipment	—	450	—	450
Merger expenses	—	20	—	2,911

Total Operating Expenses	7,934	8,038	37,010	27,035

Operating Loss	(7,800)	(7,819)	(36,609)	(25,604)

Other Expense
Remeasurement of fair value of preferred stock warrant liability	—	—	—	(1,800)
Interest expense, net	(279)	(212)	(1,043)	(954)

Total Other Expense, net	(279)	(212)	(1,043)	(2,754)

Net Loss	$(8,079)	$(8,031)	$(37,652)	$(28,358)

Other comprehensive income (loss)	—	—	—	—

Comprehensive loss	$(8,079)	$(8,031)	$(37,652)	$(28,358)

Net loss per share — basic and diluted	$(0.13)	$(0.21)	$(0.64)	$(2.23)

Weighted average common shares outstanding — basic and diluted	63,171	37,435	58,714	12,731

TransEnterix, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share amounts)

	December 31,	December 31,
	2014	2013

Assets
Current Assets
Cash and cash equivalents	$34,766	$10,014
Short-term investments	—	6,191
Accounts receivable, net	133	188
Interest receivable	1	68
Inventory, net	—	701
Other current assets	789	593

Total Current Assets	35,689	17,755

Restricted cash	250	375
Property and equipment, net	3,120	1,864
Intellectual property, net	2,241	2,741
Trade names, net	7	10
Goodwill	93,842	93,842
Other long term assets	62	127

Total Assets	$135,211	$116,714

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$1,768	$1,804
Accrued expenses	1,769	1,406
Note payable — current portion	610	3,879

Total Current Liabilities	4,147	7,089
Long Term Liabilities
Note payable — less current portion, net of debt discount	9,275	4,602

Total Liabilities	13,422	11,691
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at December 31, 2014 and 2013; 63,182,806 and 48,841,417 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively (1)	63	49
Additional paid-in capital	257,642	203,238
Accumulated deficit	(135,916)	(98,264)

Total Stockholders’ Equity	121,789	105,023

Total Liabilities and Stockholders’ Equity	$135,211	$116,714

(1)	Adjusted for 1:5 reverse stock split on March 31, 2014.

TransEnterix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Year Ended
	December 31,
	2014	2013

Operating Activities
Net loss	$(37,652)	$(28,358)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	1,310	1,483
Amortization of debt discount	14	—
Amortization of debt issuance costs	69	103
Remeasurement of fair value of preferred stock warrant liability	—	1,800
Accretion/amortization of bond discount/premium	—	52
Stock-based compensation	1,840	941
Loss on disposal of property and equipment	86	31
Impairment loss on property and equipment	—	450
Changes in operating assets and liabilities:
Accounts receivable	55	402
Interest receivable	67	(52)
Inventory	701	731
Other current and long term assets	(170)	(328)
Restricted cash	125	—
Accounts payable	(36)	641
Accrued expenses	363	868

Net cash and cash equivalents used in operating activities	(33,228)	(21,236)

Investing Activities
Purchase of investments	—	(6,240)
Proceeds from sale and maturities of investments	6,191	904
Cash received in acquisition of a business, net of cash paid	—	246
Purchase of property and equipment	(2,174)	(1,377)
Proceeds from sale of property and equipment	25	—

Net cash and cash equivalents provided by (used in) investing activities	4,042	(6,467)

Financing Activities
Proceeds from issuance of debt, net of debt discount	4,321	1,998
Payment of debt	(2,877)	(1,519)
Proceeds from the issuance of common stock, net of issuance costs	52,433	—
Proceeds from issuance of preferred stock, net of issuance costs	—	28,199
Debt issuance costs.........................................................	(30)	—
Proceeds from exercise of stock options and restricted stock units	75	—
Proceeds from exercise of warrants	16	143

Net cash and cash equivalents provided by financing activities	53,938	28,821

Net increase in cash and cash equivalents	24,752	1,118
Cash and Cash Equivalents, beginning of period	10,014	8,896

Cash and Cash Equivalents, end of period	$34,766	$10,014

Supplemental Disclosure for Cash Flow Information
Interest paid	$904	$824

Supplemental Schedule of Noncash Investing and Financing Activities
Issuance of common stock warrants	$54	$—
Conversion of bridge notes to preferred stock	$—	$1,998
Conversion of preferred stock warrants to common stock warrants	$—	$1,909
Conversion of preferred stock to common stock	$—	$30,197